Copy of the Resolution Approved at the March 31, 2014 Meeting of Carlyle Select Trust (the “Trust”)

CARLYLE SELECT TRUST

APPROVAL OF FIDELITY BOND

WHEREAS, Section 17(g) of the 1940 Act and Rule 17g-1(a) thereunder require the Trust to provide and maintain a bond which has been issued by a reputable fidelity insurance company authorized to do business in the place where the bond is issued, to protect the Trust against larceny and embezzlement, covering each officer and employee of the Trust who may singly, or jointly with others, have access to the securities or funds of the Trust, either directly or through authority to draw upon such funds of, or to direct generally, the disposition of such securities, unless the officer or employee has such access solely through his position as an officer or employee of a bank (each, a “covered person”);

WHEREAS, Rule 17g-1 under the 1940 Act requires that a majority of the Independent Trustees approve periodically (but not less than once every 12 months), in accordance with the provisions of Rule 17g-1, the reasonableness of the form and amount of the bond, with due consideration to, among other things, the value of the aggregate assets of the Trust to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of securities and other investments to be held by the Trust; and

WHEREAS, under Rule 17g-1 under the 1940 Act, the Trust is required to make certain filings with the SEC and give certain notices to each member of the Board in connection with the bond, and designate an officer who shall make such filings and give such notices.

NOW, THEREFORE, BE IT RESOLVED, that, having considered all factors deemed relevant by the Board, including, but not limited to: (i) the expected aggregate value of the securities and funds of the Trust to which officers or employees of the Trust may have access (either directly or through authority to draw upon such funds or to direct generally the disposition of such securities); (ii) the type and terms of the arrangements made for the custody of such securities and funds; (iii) the nature of securities and other investments to be held by the Trust; (iv) the accounting procedures and controls of the Trust; (v) the nature and method of conducting the operations of the Trust and (vi) the requirements of Section 17(g) of the 1940 Act and Rule 17g-1 thereunder, the Board, including all of the Independent Trustees, hereby determines that the amount, type, form, premium and coverage of the fidelity bond (the “Fidelity Bond”), in substantially the form attached hereto, covering, among others, the officers and employees of the Trust and insuring the Trust against loss from fraudulent or dishonest acts, including larceny and embezzlement, issued by Berkley Regional Insurance Co. having an aggregate initial coverage of $1,000,000 which amount may increase pursuant to the terms of the Fidelity Bond, is fair and reasonable, and it hereby is confirmed, ratified and approved;

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed to take all appropriate actions, with the advice of legal counsel to the Trust, to provide and maintain the Fidelity Bond on behalf of the Trust;

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed to file a copy of the Fidelity Bond and any other related document or instrument with the SEC;

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized and directed to cause each Fund of the Trust to pay its ratable allocation of the annual premium payable with respect to the Fidelity Bond;

RESOLVED, that the execution and delivery of the Fidelity Bond Agreement by the Authorized Officers be, and they hereby are, confirmed, ratified, approved and adopted in all respects;

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Trust, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, to perform all of the agreements and obligations of the Trust thereunder, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions; and

RESOLVED, that any and all actions previously taken by the Trust or any of its trustees, Authorized Officers or other employees in connection with the documents, and actions contemplated by the foregoing resolutions be, and they hereby are, confirmed, ratified, approved and adopted in all respects as and for the acts and deeds of the Trust.